Exhibit 3.1

Memorandum of Association

The Companies Act 1981

Section 7(1) and (2)

The RoyaLand Company Ltd. (202201824)

Filing Date	18-Oct-2022 12:37:39

General details

Type of company Company	Exempted

Name Entity type	The RoyaLand Company Ltd. Company Limited By Shares

Objects and provisions

The objects for which the Company is formed and incorporated are unrestricted only	Yes

Provisions regarding the powers of the Company

The Company may do all such things as are incidental or conducive to the attainment of its objects and shall have the capacity, rights, powers and privileges of a natural person, and – (i) pursuant to Section 42 of the Act, the Company shall have the power to issue preference shares which are, at the option of the holder, liable to be redeemed; (ii) pursuant to Section 42A of the Act, the Company shall have the power to purchase its own shares for cancellation; and (iii) pursuant to Section 42B of the Act, the Company shall have the power to acquire its own shares to be held as treasury shares.

Subscribers

Subscriber 1

Name	Rovonne SAMPSON

Address	Clarendon House, 2 Church Street, Hamilton, Pembroke, HM11, Bermuda

Nationality	United Kingdom

Has Bermudian status	Yes

Number of shares	1

Subscriber 2

Name	Christopher G. GARROD

Address	Clarendon House, 2 Church Street, Hamilton, Pembroke, HM11, Bermuda

Nationality	United Kingdom

Has Bermudian status	Yes

Number of shares	1

Subscriber 3

Name	Dawn C. GRIFFITHS

Address	Clarendon House, 2 Church Street, Hamilon, Pembroke, HM11, Bermuda

Nationality	United Kingdom

Has Bermudian status	Yes

Number of shares	1

Shareholdings

Currency	USD – United States Dollar

Authorised share capital	10,000.00

Declarations

The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.	Yes

The subscribers listed in this application respectively agreed to take such number of shares of the Company as may be allotted to them respectively by the provisional directors of the Company, not exceeding the number of shares for which they have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to them respectively.	Yes

Submitted By	CONYERS CORPORATE SERVICES (BERMUDA) LIMITED SAELUHN FRAY BERMUDA, CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON, PEMBROKE, HM11

Public filing document	#202201824 - The RoyaLand Company Ltd. - Details of class of shares (MOA).pdf